Javelin Pharmaceuticals Announces Successful Pivotal Phase 3 Trial Data
Rylomine™ Meets Primary Endpoint, Significantly Reduces Postsurgical Orthopedic Pain
Cambridge, Massachusetts, June 19, 2007 — Javelin Pharmaceuticals announced today that its product candidate Rylomine™ (intranasal morphine) successfully met its primary clinical endpoint, the Sum of the Pain Intensity Difference (SPID) scores over 0-24 hours postoperatively. In this first of two pivotal Phase 3 studies, patients with moderate-to-severe pain after elective orthopedic surgery were given 7.5 mg Rylomine every hour as needed, 15 mg Rylomine every 3 hours as needed, or 7.5 mg intravenous (IV) morphine every 3 hours as needed. Patients in each of the three active treatment groups had significantly better (p < .01 or less) SPID scores over 24 hours than the corresponding placebo groups.
“Parenteral morphine is the gold standard for postoperative analgesia,” commented Dr. Daniel B. Carr, CEO and CMO of Javelin Pharmaceuticals. “Today’s gratifying results extend our prior positive study findings showing that Rylomine is a simple, effective alternative to more complex, cumbersome and costly methods of postoperative opioid analgesia. We look forward to continuing the development of this innovative product candidate.”
There were no serious adverse events related to the study drug. Local adverse events associated with nasal administration (bad taste, throat irritation, instillation site reaction, nasal erythema, nasal irritation) were more common with Rylomine or intranasal placebo than the intravenous morphine groups. General systemic adverse events related to active drug were similar across morphine treatment groups regardless of route of administration and consistent with morphine’s known pharmacologic effects (dizziness, nausea, transient decreased oxygen saturation, and vomiting).
Full analyses of the data are ongoing and will be reported when available.
About the Study
This study, termed MOR-003, involved 278 randomized patients with moderate to severe post-surgical pain enrolled at 7 sites in the United States. These patients received either 7.5 mg Rylomine every hour as needed, 15 mg Rylomine every three hours as needed, 7.5 mg IV morphine, or matching placebos. In this “blinded” study, patients received treatments of which the identity (active or placebo) was not known by either the Investigator or the patient, although patients did know whether they were receiving intravenous or intranasal treatment.
About Rylomine™
Rylomine is a patient-controlled nasal spray that delivers a single metered dose of morphine, an opioid analgesic used for the treatment of moderate-to-severe pain. After use, a negligible amount of morphine remains in the dispenser, reducing the risk of scavenging and abuse of discarded devices. Data from clinical studies have demonstrated that Rylomine has similar efficacy to an infusion of intravenous morphine.
Parenteral morphine is the standard of care for management of acute moderate-to-severe pain, especially after surgery, when analgesic requirements vary between individuals and often fluctuate even in the same patient. IV morphine analgesia has rapid onset, proven efficacy, can accommodate variations in analgesic demand, and has side effects that are well understood by medical personnel. Morphine, like many drugs, is poorly absorbed across mucosal barriers and, in particular, the nasal membrane. Javelin’s proprietary technology allows for nasal delivery of predictable therapeutic blood levels of morphine. The key to this technology is ChiSys™, a carbohydrate polymer that, while pharmaceutically inert by itself, enhances the absorption of compounds across mucosal membranes, such as in the nasal cavity. The contribution of ChiSys™ to enhancing mucosal drug absorption reflects several factors including its potent mucoadhesive property, which prevents drug washout. Rylomine is a novel formulation of morphine and ChiSys™ packaged in a single unit-dose nasal spray. Worldwide, no comparable formulation of morphine is available.
About Javelin Pharmaceuticals, Inc.
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit www.javelinpharmaceuticals.com.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

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SOURCE: Javelin Pharmaceuticals, Inc.
Javelin Pharmaceuticals, Inc.
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